C A M P O
  ELECTRONICS, APPLIANCES AND COMPUTERS, INC.



                           N EW S    R E L E A S E

SEPTEMBER 23, 1998
                                                CONTACT:   WILLIAM E. WULFERS
                                                           PRESIDENT & CEO
                                                           (504) 867-5000

FOR IMMEDIATE RELEASE

 CAMPO ELECTRONICS, APPLIANCES AND COMPUTERS, INC. TO EXPLORE
                    STRATEGIC ALTERNATIVES

NEW ORLEANS, LOUISIANA - SEPTEMBER 23, 1998 - CAMPO ELECTRONICS, APPLIANCES AND COMPUTERS, INC. (OTC BULLETIN BOARD - CMPOQ) announced today that it has retained Grisanti, Galef & Goldress, Inc. as financial advisor to explore potential strategic and reorganizational alternatives for the Company, including a sale or merger of the Company or sale of certain of its assets, among other possibilities. The Company said no decision has been made to pursue particular alternatives, and that there can be no assurance that any transaction would result from the exploration process.

The Company, which filed a voluntary petition to reorganize under Chapter 11 of the U.S. Bankruptcy Code on June 4, 1997, said pressure from giant retailers and retail price deflation in key product categories has made financial stability difficult to maintain. The Company said its Board of Directors decided to pursue this course of action due to Campo's continued poor performance and a sustained decrease in cash flow over the past fiscal year, making it unlikely that the Company will return to profitability in the near future. Due to the Company's current financial condition, it is unlikely that a plan of reorganization or the proceeds of any sale of the Company or its assets will be sufficient to provide any return to shareholders on their investment in the Company.

Grisanti, Galef & Goldress, Inc., headquartered in Atlanta, Georgia, is a
management   consulting  firm  that  specializes  in  crisis  management, turnarounds, and mergers and acquisitions.

Campo Electronics, Appliances and Computers, Inc., headquartered in the New Orleans metropolitan area, is a specialty retailer of name brand consumer electronics, major appliances, computers and home office products with 20 stores in the southern United States.




109 NORTHPARK BLVD. - 5TH FLOOR COVINGTON, LOUISIANA  70433  504-867-5000